As filed with the U.S. Securities and Exchange Commission on March 8, 2024

Registration No. 333-269469

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 8 to

Form F-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FBS Global Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrants name into English)

Cayman Islands	3990	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

74 Tagore Lane, #02-00 Sindo Industrial Estate

Singapore 787498

Tel: +65 62857781

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global, Inc.

122 E. 42nd Street, 18th Floor

New York, NY 10168

Tel: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David L. Ficksman, Esq.	William S. Rosenstadt, Esq.
R. Joilene Wood, Esq.	Yarona L. Yieh, Esq.
Troy Gould PC	Ortoli Rosenstadt LLP
1801 Century Park East, Suite 1600	366 Madison Avenue, 3rd Floor
Los Angeles, CA 90067-2367	New York, NY 10017
Tel: (310) 553-4441	Tel: (212) 588-0022

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 8 to the registration statement on Form F-1/A (File No. 333-269469) (the “Registration Statement”) is being filed solely to amend Item 8 of Part II thereof and to file certain exhibits thereto including Exhibits 1.1, 23.1, and 23.2. This Amendment No. 8 does not modify any provision of the preliminary prospectus contained in Part I to the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands’ laws do not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against fraud or the consequences of committing a crime.

Our Amended and Restated Articles of Association permits indemnification of our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

We intend to enter into indemnification agreements with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our Company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our Company or to be in default thereof, or where the Cayman Islands courts have declined to grant relief.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued and sold the following securities without registering such securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Ordinary Shares

Upon incorporation on March 10, 2022, the Registrant had issued to the subscriber one ordinary share of par value US$1.00, which was transferred to Mr. Kelvin Ang on the same day. Pursuant to a group reorganization on August 2, 2022, the Registrant issued an aggregate of 11,249,000 Ordinary Shares, par value US$0.001, as follows:

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Kelvin Ang	August 2, 2022	10,165,663 Ordinary Shares	Issued pursuant to the Company’s acquisition of the issued shares of Success Elite Developments Limited
Master Stride Limited	August 2, 2022	555,723 Ordinary Shares	Issued pursuant to the Company’s acquisition of the issued shares of Success Elite Developments Limited
Fame Hall Investment Limited	August 2, 2022	528,614 Ordinary Shares	Issued pursuant to the Company’s acquisition of the issued shares of Success Elite Developments Limited

II-1

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See “Exhibit Index” beginning on page II-2 of this registration statement.

(b)	Financial Statement Schedules

All supplement schedules are omitted because of the absence of conditions under which they are required or because the data is shown in the financial statements or notes thereto.

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of document
1.1	Form of Underwriting Agreement
3.1	Form of Amended Memorandum of Association of the Registrant*
3.2	Form of Second Amended and Restated Articles of Association of the Registrant*
5.1	Form of Opinion of Conyers Dill & Pearman Pte. Ltd. regarding the validity of the Ordinary Shares being registered*
10.1	Form of Directors’ Agreement*
10.2	Form of Indemnification Agreement*
10.3	2022 Share Incentive Plan*
10.4	Employment Agreement between Chew Chong Ye and Finebuild Systems Pte. Ltd. dated July 6, 2020*
10.5	Employment Agreement between Ang Boon Chuan and Finebuild Systems Pte. Ltd. dated September 29, 2006*
10.6	Employment Agreement between Li Ming and Finebuild Systems Pte. Ltd. dated April 28, 2021*
10.7	Employment Agreement between Chrysan Yap and Finebuild Systems Pte. Ltd. dated February 26, 1999*
14	Code of Ethics*
16.1	Letter from Friedman LLP to the U.S. Securities and Exchange Commission dated June 26, 2023*
21.1	List of Subsidiaries*
23.1	Consent of Marcum Asia CPAs LLP
23.2	Consent of Friedman LLP
23.3	Form of Consent of Conyers Dill & Pearman Pte. Ltd. (included in Exhibit 5.1)*
23.4	Form of Consent of Dentons (included in Exhibit 99.2)*
24.1	Form of Power of Attorney (included on signature pages)
99.1	Consent of Director Nominees*
99.2	Form of Opinion of Dentons regarding Singapore legal matters*
99.3	Waiver and Representation Letter*
107	Filing Fee Table*

* Previously filed

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on March 8, 2024.

FBS Global Limited

By:	/s/ Kelvin Ang
Name:	Kelvin Ang
Title:	Chief Executive Officer

We, the undersigned directors and executive officers of FBS Global Limited and its subsidiaries hereby severally constitute and appoint Kelvin Ang singly (with full power to act alone), our true and lawful attorney-in-fact and agent with full power of substitution and resubstitution in him for him and in his name, place and stead, and in any and all capacities, to sign this Registration Statement on Form F-1 and any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and him, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Date: March 8, 2024	/s/ Kelvin Ang
Kelvin Ang, Chief Executive Officer & Director

Date: March 8, 2024	/s/ Chew Chong Ye
Chew Chong Ye, Chief Financial Officer

II-3

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, NY, United States of America on March 8, 2024.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President of behalf of Cogency Global, Inc.

II-4